Exhibit 99.3

Rogers Corporation - Appointment of a New Board Director

    ROGERS, Conn.--(BUSINESS WIRE)--Feb. 17, 2006--Rogers Corporation (NYSE:ROG) today announced that on February 16, 2006, its Board of Directors appointed Carol R. Jensen to serve as a member of the Company's Board.
    Ms. Jensen is currently President and Principal Partner of Lightning Ranch Group, which provides outsourced executive management services. From July 2001 to April 2004 she served as Global Vice President of R&D Performance Chemicals for the Dow Chemical Company. Between 1990 and 2001 Ms. Jensen held several roles of increasing responsibility at 3M Corporation, including Executive Director, Corporate Technology and Electro & Communications Markets; Managing Director of 3M Denmark; and Technical Director for the Electronics Products Division. She started her professional career with 11 years at IBM in a variety of positions including research, operations, product and process development, and sales and marketing.
    Ms. Jensen holds a Bachelor of Arts in Chemistry from Douglass College, Rutgers University, and a Ph.D. in Chemistry from the California Institute of Technology.
    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.


    CONTACT: Rogers Corporation
             Edward Joyce, 860-779-5705
             Fax: 860-779-5509
             E-mail: edward.joyce@rogerscorporation.com
             Rogers' Web site: www.rogerscorporation.com